Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made as of February 20, 2007, between MakeMusic, Inc., a Minnesota corporation (hereinafter called “MakeMusic”), and Ronald B. Raup (hereinafter called “Executive”):
RECITALS
     l.      The following recitals shall be considered a part of this Agreement and explain the parties’ rights and obligations under this Agreement. Any interpretation or construction of this Agreement shall be considered in light of these recitals.
     2.      Executive desires to be employed by MakeMusic as its President and Chief Operating Officer and MakeMusic desires to employ Executive as its President and Chief Operating Officer on the terms stated in this Agreement.
     3.      Executive recognizes, agrees and understands that execution of this Agreement is an express condition of becoming and remaining employed by MakeMusic as its President and Chief Operating Officer.
     NOW, THEREFORE, in consideration of MakeMusic employing Executive as its President and Chief Operating Officer under this Agreement, increases in compensation, and/or other benefits now or hereafter paid or made available to Executive by MakeMusic, Executive and MakeMusic agree as follows:
ARTICLE I
DEFINITIONS
     1.01      Confidential Information. For the purposes of this Agreement, “Confidential Information” means any information not generally known to the public and proprietary to MakeMusic and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, purchasing, marketing, selling, accounting, licensing, business systems, business techniques, customer lists, prospective customer lists, price lists, business strategies and plans, pending patentable materials and/or designs, design documentation, documentation of meetings, tests and/or test standards, or manuals whether in document, electronic, computer or other form. For example, Confidential Information may be contained in MakeMusic’s customer lists, prospective customer lists, the particular needs and requirements of customers, the particular needs and requirements of prospective customers, and the identity of customers or prospective customers. Information shall be treated as Confidential Information irrespective of its source and any information which is labeled or marked as being “confidential” or “trade secret” shall be presumed to be Confidential Information.
     1.02      Invention. For purposes of this Agreement, the term “Invention” means ideas, discoveries, and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of MakeMusic’s present or future sales, research, or other business activities, or reasonably foreseeable business interests of MakeMusic.

ARTICLE II
EMPLOYMENT, COMPENSATION AND BENEFITS
     2.01      Employment With MakeMusic. MakeMusic hereby employs Executive in the position of President and Chief Operating Officer of MakeMusic and Executive hereby accepts such employment with MakeMusic.
     2.02      Duties.
     (a)      Executive agrees, during his employment, to devote his full time and best efforts to the businesses of MakeMusic, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with his positions; provided, however, that Executive’s duties and responsibilities shall be subject to determination by MakeMusic’s Chief Executive Officer or his designee. Executive shall be granted such powers and authority as are reasonably and customarily associated with his position.
     (b)      Executive shall report to, and at all times shall be subject to the direction of MakeMusic’s Chief Executive Officer or his designee.
     (c)      Executive, at all times during his employment with MakeMusic, shall comply with MakeMusic’s reasonable standards, regulations and policies as determined or set forth by the MakeMusic from time to time and as applicable to executive employees of MakeMusic.
     (d)      Executive shall maintain and improve his managerial skills and knowledge of MakeMusic’s businesses by attending appropriate conventions and seminars, and participating in other activities reasonably related thereto. MakeMusic shall pay and/or reimburse those expenses of Executive, approved by MakeMusic, which are reasonably related to this subparagraph 2.02(d).
     2.03      Outside Activities. MakeMusic acknowledges and agrees that from time to time Executive may serve as a member of the Board of Directors of one or more nonprofit entities or businesses other than MakeMusic; provided, however, that Executive provides MakeMusic’s Chief Executive Officer with information about each proposed directorship, including time required by such directorship, whether such directorship may involve conflicts of interest with MakeMusic or their businesses, the types of risks which such directorship may involve, and any other factors Executive or MakeMusic’s Chief Executive Officer considers material respecting such directorship. MakeMusic’s Chief Executive Officer shall promptly consider all submissions by Executive pursuant to this Paragraph 2.03. MakeMusic’s Chief Executive Officer may request in good faith that Executive not accept a particular directorship, or more than a specific number of directorships, or that Executive resign from a particular directorship, and Executive agrees to honor such requests.
     2.04      Base Salary. Beginning February 20, 2007, Executive’s initial annual base salary shall be calculated on the gross amount of $185,000 per year, less withholding for income and FICA taxes and any other proper deductions. Executive’s base salary will be paid to him in accordance with MakeMusic’s normal payroll practices. Future increases, if any, to annual base salary may be negotiated between the Executive and MakeMusic. Executive may be entitled to bonuses as determined in the sole discretion of MakeMusic.
     2.05      Stock Options. Executive shall be entitled to receive stock options to purchase an aggregate of 85,000 shares of the MakeMusic’s Common Stock pursuant to the terms and conditions set forth in the specific stock option agreements executed contemporaneously with the execution of this Agreement.
     2.06      Fringe Benefits From MakeMusic.
     (a)      In addition to cash compensation, Executive shall be eligible to receive fringe benefits as they may be made available to executive employees of MakeMusic and offered to Executive from time to time in the exclusive discretion of MakeMusic. Such benefits may include, but are not limited to, bonuses, qualified pension or retirement plans, health insurance and disability plans and deferred compensation agreements.
     (b)      Executive shall be eligible to participate in any and all other employee benefit plans and programs offered by MakeMusic from time to time, including, but not limited to, any medical, dental, short-term disability and life insurance coverage, stock option, or retirement plans, in accordance with the terms and conditions of those benefit plans and programs and on a basis consistent with that customarily provided to MakeMusic’s executive employees.
     2.07      Vacation. In addition to the foregoing compensation and fringe benefits, Executive shall be entitled to a paid vacation of a duration to be determined by MakeMusic. At present, Executive shall be entitled to four (4) weeks paid vacation per year. Such vacation shall be subject to MakeMusic’s paid vacation policies as they may exist from time to time.
     2.08      Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by MakeMusic for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by MakeMusic for executive employees from time to time) in the performance of his duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and MakeMusic’s policies and procedures.
ARTICLE III
TERMINATION
     3.01      Events of Termination. Executive’s employment with MakeMusic:
     (a)      May be terminated by mutual written agreement of MakeMusic and Executive.

     (b)      Shall terminate immediately upon the death of Executive.
     (c)      May be terminated upon written notice from MakeMusic to Executive for cause, which shall mean the following:
     (i)      Failure of Executive to (a) faithfully, diligently or competently perform the material duties, requirements and responsibilities of his employment as contemplated by this Agreement or as assigned by MakeMusic’s Chief Executive Officer of Board of Directors, or (b) take reasonable direction consistent with his position from the MakeMusic’s Chief Executive Officer or Board of Directors; or
     (ii)      Failure of Executive to comply with the material, reasonable policies, regulations and directives of MakeMusic as in effect from time to time; or
     (iii)      Any act or omission on the part of Executive which constitutes a failure to comply with material provisions of this Agreement; or
     (iv)      Any act or omission on the part of Executive which is clearly and materially harmful to the reputations or businesses of MakeMusic, including, but not limited to, personal conduct of Executive which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of MakeMusic’s employees; or
     (v)      Conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony.
     (d)      May be terminated by MakeMusic or Executive upon 60 days’ written notice to the other upon the commencement of a bankruptcy case filed by or against MakeMusic under the United States Code or other similar law.
     (e)      Shall terminate at the end of the month during which Executive reaches the normal retirement date established by MakeMusic for management employees of MakeMusic, but in no event earlier than the compulsory retirement age permitted under federal or similar law for management employees.
     (f)      May be terminated upon 60 days’ written notice from MakeMusic to Executive without cause.
     (g)      May be terminated by Executive on 60 days’ written notice to MakeMusic.

     3.02      Compensation Upon Termination of Executive’s Employment. In the event that Executive’s employment with MakeMusic terminates the following provisions shall govern as applicable:
     (a)      If termination occurs pursuant to subparagraph 3.01(a), the agreement of the parties shall control.
     (b)      If termination occurs pursuant to subparagraphs 3.01(b), (c), (e) or (g), all benefits and compensation shall terminate as of the end of the month in which the termination occurs.
     (c)      If the termination occurs pursuant to subparagraph 3.01(d), all benefits and compensation shall terminate as of the termination date.
     (d)      If termination occurs pursuant to subparagraphs 3.01(f), Executive shall receive cash payments equal to Executive’s annual base salary in effect at the time of termination of employment. Such payments shall be paid to Executive monthly over the course of a one-year period. As a condition to Executive’s receipt of such payments, Executive shall be required to execute, return and not rescind a full and final release of any and all claims in favor of MakeMusic. Such release agreement shall be prepared by MakeMusic.
     (e)      All payments made to Executive under this Paragraph 3.02 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to MakeMusic and by Executive for any amounts advanced, loaned or misappropriated.
     3.03      Return of MakeMusic Property. In the event of termination of Executive’s employment all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of MakeMusic which is in Executive’s possession shall be returned to MakeMusic at their principal business offices on the date of termination of Executive’s employment, or within one business day thereafter if termination occurs without notice. Executive may copy, at Executive’s expense, documents, records, materials and information of MakeMusic only with MakeMusic’s express, written permission.
ARTICLE IV
PROTECTION OF TRADE SECRETS AND
CONFIDENTIAL BUSINESS DATA
     4.01      Confidential Information. The definition of “Confidential Information” as set forth in Paragraph 1.01 is not intended to be complete. From time to time during the term of his employment, Executive may gain access to other information not generally known to the public and proprietary to MakeMusic concerning MakeMusic’s businesses that is of commercial value to MakeMusic, which information shall be included in the definition under Paragraph 1.01 above, even though not specifically listed in that Paragraph. The definition of Confidential Information and the provisions of this Article IV apply to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.
     4.02      Maintain in Confidence. Executive shall hold the Confidential Information, including trade secrets and/or data, in the strictest confidence and will never, without prior written consent of MakeMusic, (directly or indirectly) disclose, assign, transfer, convey, communicate to or use for his own or another’s benefit or (directly or indirectly) disclose, assign, transfer, convey, communicate to or use by him, a competitor of MakeMusic or any other person or entity, including, but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during his employment with MakeMusic or at any time after his termination of employment with MakeMusic, regardless of the reason for the Executive’s termination, whether voluntary or involuntary. Executive further promises and agrees that he will faithfully abide by any rules, policies, practices or procedures existing or which may be established by MakeMusic for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices or procedures:
     (a)      Limiting access to authorized personnel;
     (i)     Limiting copying of any writing, data or recording;
     (ii)    Requiring storage of property, documents or data in secure facilities provided by MakeMusic and limiting safe or vault lock combinations or keys to authorized personnel; and/or
     (iii)   Checkout and return or other procedures promulgated by MakeMusic from time to time.
     4.03      Return of Information. Upon termination of the employer-employee relationship, whether voluntary or involuntary, Executive will return to MakeMusic any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in his possession, custody or control, including, but not limited to, notebooks, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists, and will take with him, upon leaving MakeMusic’s place of business or employment with MakeMusic, no such documents, data, writings, recordings, or reproduction in any form which may have been entrusted or obtained by him during the course of his employment or to which he had access, possession, custody or control, except with MakeMusic’s express, written permission. Upon termination of employment, whether voluntary or involuntary, Executive will deliver to MakeMusic all Confidential Information in recorded form in his possession, custody or control and shall also deliver any and all property, devices, parts, mock-ups, and finished or unfinished machinery or equipment in his possession, custody or control which belongs to MakeMusic. Executive shall also deliver, upon his termination, whether voluntary or involuntary, all records, drawings, blueprints, notes, notebooks, memoranda, specifications and documents or dates, in any form, which contain Confidential Information.
     4.04      Irreparable Harm. The parties acknowledge that MakeMusic will suffer irreparable harm if the Executive breaches Paragraphs 4.02 or 4.03, either during or after his employment. Accordingly, MakeMusic shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining the Executive from any violation of Paragraphs 4.02 or 4.03, and the Executive hereby consents to MakeMusic’s right to seek the issuance of such injunction. If MakeMusic institutes any such action against Executive, alone or in conjunction with any third party or parties to enforce any terms or provisions of Paragraphs 4.02 or 4.03, then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party’s reasonable attorneys’ fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Paragraph 8.02.
ARTICLE V
COVENANT NOT TO COMPETE
     5.01      Noncompete. At no time during Executive’s employment with MakeMusic and for a period of one year immediately following the termination of Executive’s employment (whether voluntary or involuntary), will Executive:
     (a)      Acting on behalf of himself, another business or competitor, call upon or communicate with or attempt to call upon or communicate with any customer or potential or prospective customer of MakeMusic with whom Executive (or other employees of MakeMusic under his supervision), during the 12 months prior to his termination, had contact, for the purpose (either directly or indirectly) of soliciting, selling or buying any services, merchandise or products similar to or competitive with the services, merchandise or products sold or purchased by MakeMusic; and
     (b)      Without the prior written consent of MakeMusic, directly or indirectly render any services, advice or counsel as an owner, employee, representative, agent, independent contractor, consultant or in any other capacity, for any third party, if the rendering of such services, advice or counsel involves, may involve, requires or is likely to result in the use or disclosure by Executive of any Confidential Information.
     5.02      Irreparable Harm. The parties acknowledge that MakeMusic will suffer irreparable harm if Executive breaches Paragraph 5.01. Accordingly, MakeMusic shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining Executive from any violation of Paragraph 5.01, and Executive hereby consents to MakeMusic’s right to seek the issuance of such injunction. If MakeMusic institutes any such action against Executive, alone or in conjunction with any third party or parties to enforce any terms or provisions of Paragraph 5.01, then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party’s reasonable attorneys’ fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Paragraph 8.02.
     5.03      Limit to Extent Enforceable. In the event that a court of competent jurisdiction determines that any of the provisions of Paragraph 5.01 are unreasonable, it may limit such provision to the extent it deems reasonable, without declaring the provision or Paragraph 5.01 invalid in its entirety. This provision shall not be construed as an admission by MakeMusic, but is only included to provide MakeMusic with the maximum possible protection for its business, Confidential Information, trade secrets and data, consistent with the right of Executive to earn a livelihood subsequent to the termination of his employment.
     5.04      Understandings. Executive acknowledges and agrees that MakeMusic informed him that the restrictive covenants contained in this Agreement would be required as part of the terms and conditions of his employment under this Agreement, that he signed and returned this Agreement to MakeMusic prior to commencing employment under this Agreement, he has carefully considered the restrictions contained in this Agreement and that they are reasonable, and the restrictions in this Agreement will not unduly restrict him in securing other employment in the event of his termination from MakeMusic.
ARTICLE VI
INVENTIONS
     6.01      Disclosure. Executive shall promptly and fully disclose to MakeMusic and will hold in trust for MakeMusic’s sole right and benefit, any Invention which Executive, during the period of his employment, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice either alone or in conjunction with others that:
     (a)      Relates to any subject matter pertaining to Executive’s employment;
     (b)      Relates to or is directly or indirectly connected with the business, products, projects, or Confidential Information of MakeMusic; or
     (c)      Involves the use of any time, material or facility of MakeMusic.
     6.02      Assignment of Ownership. Executive hereby assigns to MakeMusic all of Executive’s right, title, and interest in and to all such Inventions as described in Paragraph 6.01 and, upon MakeMusic’s request, Executive shall execute, verify, and deliver to MakeMusic such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable MakeMusic to obtain the sole right, title, and benefit to all such Inventions.
     6.03      Excluded Inventions. It is further agreed, and Executive is hereby so notified, that the above agreement to assign Inventions to MakeMusic does not apply to any invention for which no equipment, supplies, facility or Confidential Information of MakeMusic was used, which was developed entirely on Executive’s own time, and
     (a)      Which does not relate:
     (i)      Directly to the businesses of MakeMusic; or
     (ii)     To MakeMusic’s actual or demonstrably anticipated research or development; or

     (b)      Which does not result from any work performed by Executive for MakeMusic.
     6.04      Prior Inventions. Attached to this Agreement and initialed by both parties is a list of all of the Inventions, by description, if any, in which Executive possesses any right, title, or interest prior to this employment and the execution of this Agreement, which are not subject to the terms of this Agreement.
     6.05      Specific Performance; Attorney Fees. Executive expressly acknowledges and agrees that any violation of any terms of Paragraphs 6.01 or 6.02 may result in the issuance of a temporary restraining order and/or injunction against Executive to effect specific performance of the terms of Paragraphs 6.01 or 6.02. If MakeMusic institutes any action against Executive, alone or in conjunction with any third party or parties, to enforce any term or provision of Paragraphs 6.01 or 6.02, then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party’s reasonable attorneys’ fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Paragraph 8.02.
ARTICLE VII
ARBITRATION
     7.01      Agreement to Arbitrate. With the exception of MakeMusic’s rights to seek injunctive relief in connection with breaches by Executive of Paragraphs 4.02, 4.03, 5.01 and/or 6.01 or 6.02 of this Agreement, all disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes. The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction. This arbitration provision shall continue in full force and effect after Executive’s termination of employment under this Agreement.
     7.02      Discovery. In addition to any other procedures provided for under the rules of the NASD or the AAA, upon written request, each party shall, at least 14 days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing and each party shall be permitted to take one deposition at least 14 days prior to any hearing.
     7.03      Costs. The costs of proceedings under Article VII shall be paid in accordance with the provisions of Article VIII below.

ARTICLE VIII
CERTAIN MAKEMUSIC REMEDIES
     8.01      Certain MakeMusic Remedies. The parties acknowledge that MakeMusic will suffer irreparable harm if the Executive breaches Paragraphs 4.02, 4.03, 5.01 and/or 6.01 or 6.02 of this Agreement. Accordingly, MakeMusic shall be entitled to seek any right or remedy it may have, under this Agreement or otherwise, at law or equity, including but not limited to, an injunction, enjoining or restraining Executive from any violation of Paragraphs 4.02, 4.03, 5.01 and/or 6.01 or 6.02 of this Agreement.
     8.02      Payment of Fees and Expenses. If any party initiates or becomes a party to a formal proceeding in law or equity, or under Article VII, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the “prevailing party”), then the non-prevailing party shall pay all of its and the prevailing party’s reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred with respect to such proceeding. If neither party obtains a substantial portion of the relief requested each shall bear its/his own expenses. In the event Executive is terminated pursuant to Paragraph 3.01 (c) and determines to challenge MakeMusic’s determination of cause, MakeMusic and Executive shall each bear its/his own expenses in connection with any proceeding initiated by Executive with respect to the determination as to “Cause”.
ARTICLE IX
INDEMNIFICATION
     9.01      Indemnification. As to acts or omissions of Executive which are within the scope of Executive’s authority as an officer, director, or employee of MakeMusic and/or any affiliate of MakeMusic, MakeMusic shall indemnify Executive, and his legal representatives and heirs, to the maximum extent permitted by Minnesota law.
ARTICLE X
MISCELLANEOUS
     10.01      Survival of Provisions. The parties agree that Articles 4 – 10 of this Agreement shall survive termination of this Agreement and termination of Executive’s employment for any reason.
     10.02      Governing Law. This Agreement shall be governed according to the laws of the State of Minnesota.
     10.03      Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. This Agreement may be assigned by MakeMusic. This Agreement is binding on any successors or assigns of MakeMusic.
     10.04      Waiver. The waiver by any party of the breach or nonperformance of any provision of this Agreement by any other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar agreement with any other employee.
     10.05      Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:
     (a)      To MakeMusic by notice to MakeMusic’s Chief Executive Officer.
     (b)      To Executive at his home address as it then appears on the records of MakeMusic, it being the duty of the Executive to keep MakeMusic informed of his current home address at all times.
     The date on which notice to MakeMusic or Executive shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally or deposited in a mail box or slot or left with security or administrative personnel, at Executive’s residence by a representative of MakeMusic or any messenger or delivery service.
     10.06      Term. This Agreement shall be effective from February 20, 2007, to and including February 19, 2008 at which time the Agreement and Executive’s employment with MakeMusic will be automatically renewed for a consecutive one-year term, unless Executive’s employment is terminated pursuant to Article III or the parties have negotiated a new or amended employment agreement or either party has provided the other with written notice non-renewal at least 90 calendar days prior to the expiration of the then-current term.
     10.07      Modification. This Agreement supersedes any and all prior oral and written understandings, if any, between the parties relating to the subject matter of this Agreement. This Agreement sets forth the entire understandings and agreements between the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement other than those agreements, plans, programs and policies expressly referred to herein. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date written above.

MAKEMUSIC, INC.
By	/s/ John Paulson
John Paulson
Its: Chief Executive Officer

- and -

EXECUTIVE
/s/ Ronald B. Raup
Ronald B. Raup
February 26, 2007